UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – DECEMBER 21, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2012, Ardent Mines Limited (the “Company”) entered into an agreement with Tumlins Trade Inc. pursuant to which certain amounts owed by the Company to Tumlins Trade Inc. were converted into restricted shares of the Company’s common stock (the “Conversion Agreement”).  The Company previously issued two Promissory Notes to Tumlins Trade Inc., dated as of April 3, 2012 and November 14, 2012, pursuant to which the Company owed principle in the amount of Five Hundred Thousand Dollars ($500,000) and interest totaling Fifteen Thousand One Hundred and Fifty-Four Dollars and Eleven Cents ($15,154.11) (collectively, the “Loans”).   The principle and interest of the Loans totaling Five Hundred and Fifteen Thousand One Hundred and Fifty-Four Dollars and Eleven Cents ($515,154.11) were converted into Twenty Million Six Hundred and Six Thousand One Hundred and Sixty-Four (20,606,164) restricted shares of the Company’s common stock, par value $.00001 per share (the “Shares”).  The Loans were converted into shares of the Company’s common stock, at a conversion price equal to Fifty Percent (50%) of the Twenty (20) day average closing price of the Company’s common stock as of December 18, 2012, which is equal to $0.025 per share.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.  Pursuant to the Conversion Agreement, the Company and Tumlins Trade Inc. have mutually agreed to the termination of two Promissory Notes from the Company to Tumlins Trade Inc., dated as of April 3, 2012 and November 14, 2012, pursuant to which the Company owed principle in the amount of Five Hundred Thousand Dollars ($500,000) and interest totaling Fifteen Thousand One Hundred and Fifty-Four Dollars and Eleven Cents ($15,154.11).

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.  The issuance of the Shares was made to a non-U.S. person and was undertaken by the Company in reliance upon the exemption from securities registration under Regulation S of the U.S. Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By:/s/ URMAS TURU
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  December 21, 2012